EXECUTION
AMENDMENT TO MASTER CUSTODIAN AGREEMENT

This Amendment, dated as of February 21, 2023 and effective as of February 28, 2023 (the “Amendment”), is entered into by and between, STATE STREET BANK AND TRUST COMPANY, (the “Custodian”) and each entity listed on Appendix A thereto (each a “Fund” and collectively, the “Funds”).

WHEREAS, the Custodian and the Fund entered into a Master Custodian Agreement dated as of March 1, 2014 (the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.Section 12 of the Agreement is hereby deleted in its entirety and replace with the following:

“Section 12.    Opinion of Fund’s Independent Accountants. The Custodian shall take all reasonable action, as a Fund with respect to a Portfolio may from time to time request, to obtain from year to year favorable opinions from the Fund’s independent accountants with respect to its activities hereunder in connection with the preparation of the Fund’s Form N-1A or Form N-2, as applicable, and Form N-CEN or other annual reports to the SEC and with respect to any other requirements thereof.”

2.Section 20.10 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Section 20.10.    Confidentiality, Use of Data, and Cloud Computing and Storage.
20.10.1    Confidentiality.
20.10.1.1    No Disclosure Without Consent. Subject to Section 20.10.2 and Section 20.10.3, Confidential Information (as defined below) will not be disclosed by the Receiving Party to any third party without the prior consent of the Disclosing Party. For the purposes of this Agreement, “Confidential Information” means all information provided by or on behalf of a party (the “Disclosing Party”) to the other party (the “Receiving Party”), or collected by a Receiving Party, under or pursuant to this Agreement that is marked "confidential", "restricted", "proprietary" or with a similar designation, or that the Receiving Party knows or reasonably should know is confidential, proprietary or a trade secret. The terms and conditions of this Agreement (including any related fee schedule or arrangement) and any fees will be treated as Confidential Information as to which each Party is a Disclosing Party. Confidential Information will not include information that: (i) is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement: (ii) was known to the Receiving Party (without an obligation of confidentiality) prior to its disclosure; (iii) is independently developed by the Receiving Party without the use of other Confidential Information; (iv) is rightfully obtained on a non-confidential basis from a third party source.
20.10.1.2    No limitations of obligations under Agreement or at Law. Except as expressly contemplated by this Agreement, nothing in this Section 20.10 will limit the confidentiality and data-protection obligations of the Custodian and its Affiliates (as defined below) under this Agreement and law applicable to the Custodian. For the purposes of this Agreement, “Affiliates” means, with respect to any person, any other person Controlling, Controlled by, or under common Control with, such person at the time in question. For these purposes. “Control” and its derivatives “Controlled” and “Controlling” mean, with regard to any person: (i) the legal or beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the issued share capital or capital
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stock of that person (or other ownership interest, if not a corporation); (ii) the ability to control, directly or indirectly, fifty per cent (50%) or more of the voting power in relation to that person; or (iii) the legal power to direct or cause the direction of the general management and policies of that person, provided that where Control is being determined with respect to a person that is a limited partnership, Control shall be determined by reference to the satisfaction of any of the above tests with respect to the general partner of the limited partnership.
20.10.2    Use of Confidential Information and Data.
20.10.2.1    Use of Confidential Information and Data generally. Subject to this Section 20.10.2 and Section 20.10.3, all Confidential Information, including Data (as defined below), will be used by the Receiving Party for the purpose of providing or receiving services, as applicable, pursuant to this Agreement or otherwise discharging its obligations under this Agreement. For the purposes of this agreement, “Data” means any Confidential Information of the Fund or Portfolio relating to its holdings, transactions or other information that the Custodian obtains with respect to the Fund or Portfolio in connection with the provision of the services under this Agreement or any other agreement.
20.10.2.2    Use of Data for Indicators. The Custodian and its Affiliates may use Data to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information relating to other customers of the Custodian and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution to or identification of such Data with the Fund or Portfolio, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Custodian publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.
20.10.2.3    Economic benefit from Indicators. The Fund and Portfolio(s) acknowledge that the Custodian may seek and realize economic benefit from the publication or distribution of the Indicators.
20.10.3    Disclosure of Confidential Information and Data.
20.10.3.1    Disclosure of Confidential Information to Representatives. The Receiving Party may disclose the Disclosing Party's Confidential Information without the Disclosing Party’s consent to its attorneys, accountants, auditors, consultants and other similar advisors that have a reasonable need to know such Confidential Information (“Representatives”), provided such Confidential Information is disclosed under obligations of confidentiality that prohibit the disclosure or use of such Confidential Information by the Representatives for any purpose other than the specific engagement with the Receiving Party for which the Representative has been retained and that are otherwise no less restrictive than the confidentiality obligations contained in this Agreement. The parties acknowledge that use of Confidential Information by a Representative to represent its other clients in dealing with the Disclosing Party would constitute a breach of this Section 20.10. Where the Custodian is the Receiving Party, “Representatives” will include its Affiliates and Service Providers (as defined below).
20.10.3.2    Disclosure and Use of Confidential Information by Custodian. The Custodian may disclose and permit use (as applicable) of Confidential Information of the Fund or Portfolio without the Fund’s or Portfolio’s consent:
(a)    to its Affiliates and any of its third-party agents and service providers (“Service Providers”) in connection with the provision of services, the discharge of its obligations under this Agreement or the carrying out of any Proper Instruction,
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including in accordance with the standard practices or requirements of any financial market utility or in connection with the settlement, holding or administration of cash, securities or other instruments;
(b)    to its Affiliates in connection with the management of the businesses of the Custodian and its Affiliates, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management and marketing.
(c)    where possible, such Confidential Information must be disclosed under obligations of confidentiality or in a manner consistent with industry practice.
20.10.3.3    Confidential Information and Cloud Computing and Storage. Each party may store Confidential Information with third-party providers of information technology services, and permit access to Confidential Information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support. Such Confidential Information must be disclosed under obligations of confidentiality.
20.10.3.4    Disclosure of Confidential Information to comply with law. The Receiving Party may disclose the Disclosing Party's Confidential Information to the extent such disclosure is required to satisfy any legal requirement (including in response to court-issued orders, investigative demands, subpoenas or similar processes or to satisfy the requirements of any applicable regulatory authority).
20.10.3.5     Harm of Unauthorized Disclosure of Confidential Information. Each party acknowledges that the disclosure to any non-authorized third party of Confidential Information or the use of Confidential Information in breach of this Agreement, may immediately give rise to continuing irreparable injury inadequately compensable in damages at law, and in such cases the Receiving Party agrees to waive any defense that an adequate remedy at law is available if the Disclosing Party seeks to obtain injunctive relief against any such breach or any threatened breach.
20.10.3.6    Responsibility for Representatives. Each party will be responsible for any use or disclosure of Confidential Information of the Disclosing Party in breach of this Agreement by its Representatives as though such Party had used or disclosed such Confidential Information itself.
20.10.3.7     No Disclosure to Custodian Asset Manager Division. In no event will the Custodian allow representatives of its asset management division or Affiliates engaged in asset management to have access to or to use Confidential Information of the Fund or Portfolio(s), including Data.”

3.The Agreement is hereby amended by adding the following as Section 21:

“Section 21.    Foreign Exchange.
21.1    Role of Custodian. The role of the Custodian with respect to foreign exchange transactions is limited to facilitating the processing and settlement of such transactions. The Custodian does not have any agency, trust or fiduciary obligation to the Fund, a Portfolio or any other person in connection with the execution of any foreign exchange transactions, other than the obligation as agent to process the Proper Instructions given by the Fund or a Portfolio.
21.2    Role of Counterparties. If the Fund or a Portfolio enters into any foreign exchange transaction with State Street Bank and Trust Company, a Subcustodian or any of their Affiliates, the Fund or Portfolio does so on the basis that these entities are acting as a principal dealer and counterparty, and not as fiduciary or agent to the Fund or Portfolio, and the execution services are governed by separate arrangements (including pricing) and do not form part of the services provided by the Custodian under this Agreement. This applies to foreign exchange transactions entered into by the Fund or Portfolio directly
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with the trading desk of these entities or by Proper Instruction to the Custodian using indirect foreign exchange services.”

4.The Agreement is hereby amended by adding the following as Section 22:

“Section 22.    Global Footprint Delegation.
22.1    Use of Delegates. The Custodian will have the right, without prior notice to or the consent of the Fund, to employ agents, subcontractors, consultants and other third party, whether affiliated or unaffiliated (each a “Delegate” and collectively, the “Delegates”), to provide or assist it in the provision of any part of the services other than services required by law applicable to either party to be performed by a qualified custodian or central securities depository. Unless otherwise agreed in a fee schedule, the Custodian will be responsible for the compensation of its Delegates.
22.2    Provision of Information Regarding Delegates. The Custodian will provide or make available to the Fund on a quarterly or other periodic basis information regarding its global operating model for the delivery of the services, which information will include the identities of Delegates affiliated with the Custodian that perform or may perform any part of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Fund may reasonably request from time to time.
22.3    Third Parties. Nothing in this Section 22 limits or restricts the Custodian’s right to use Affiliates or third parties to perform or discharge, or assist it in the performance or discharge of, any obligations or duties under this Agreement other than the provision of the services.”

5.Appendix A to the Master Custodian Agreement is hereby deleted in its entirety and replaced with the Appendix A attached hereto as Exhibit A.

6.The Customer hereby confirms, as of the date set forth above, its representations and warranties set forth in the Agreement.

7.The Custodian and the Fund hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement.

8.Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

9.This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

DIAMOND HILL FUNDS

By:/s/Thomas E. Line
Name: Thomas E. Line
Title: President

STATE STREET BANK AND TRUST COMPANY

By:/s/Michael A. Foutes
Name: Michael A. Foutes
Title: Senior Managing Director

Information Classification: Limited Access

EXHIBIT A

APPENDIX A
to
Master Custodian Agreement
(updated as of February 28, 2023)

Management Investment Companies Registered with the SEC and Portfolios thereof

DIAMOND HILL FUNDS

Diamond Hill Small Cap Fund
Diamond Hill Small-Mid Cap Fund
Diamond Hill Mid Cap Fund
Diamond Hill Large Cap Fund
Diamond Hill Large Cap Concentrated Fund
Diamond Hill Select Fund (f/k/a Diamond Hill All Cap Select Fund)
Diamond Hill Long-Short Fund
Diamond Hill International Fund
Diamond Hill Short Duration Securitized Bond Fund
Diamond Hill Core Bond Fund

Information Classification: Limited Access